Zion Oil & Gas Newsletter
Friday, May 13, 2011
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Dear Shareholder and/or Friend of Zion...

I will start with a very important message for you, if you own Zion stock.

Zion's 2011 Annual Meeting of Stockholders will be held at:

The Westin Galleria Hotel, Dallas, Texas
on Tuesday, June 21, 2011
starting at: 2:00 p.m.

Within the coming two weeks, we will mail material to you regarding the 2011 Annual Meeting. This will include a voting card so that you can vote your shares. The regulations concerning voting have recently changed, so it is very important that you support Zion by exercising your right to vote.

You can vote by:

(i) the internet

(ii) telephoning: 1-800-690-6903 ,  or

(iii) mail (by returning your voting card).

Zion has a great number of individual stockholders (as opposed to a few large institutions holding large blocks of stock), so please watch out for your voting card and take the few minutes to vote. Without your support with voting, we may have difficulty in properly administering Zion Oil & Gas, Inc. We depend on you to support us, so...

On Tuesday, May 10, 2011, Israel celebrated its 63rd Independence Day.

Israel's population has reached 7,746,000 people... up from 806,000 in 1948. That's an increase of almost 10 times in 63 years.

On Israel's Independence Day, May 10, 2011, the Wall Street Journal published an article by 'a former senior advisor on the Middle East to Vice President Dick Cheney' concerning Israel's energy sector. The final two sentences were particularly interesting:

"Israel has every incentive to reform its energy sector. Doing so could produce a return on investment perhaps unrivaled in the modern history of the state."

He clearly believes that Israel's energy sector is worthy of great attention... as we do.

Finally, before this week's operational update, I'll wish congratulations to Dr. Michael Gardosh, who has recently been appointed as Israel's new Petroleum Commissioner, starting June 1, 2011. He is well-known to us, as you can see in the photograph below, taken at our January 2011 meeting, in Jerusalem, with Israel's current Petroleum Commissioner, Dr. Mimran.

Left to Right:

(i) Dr. Ya'acov Mimran (Israel's retiring Petroleum Commissioner)
(ii) Dr. Avi Honigstein (Deputy Petroleum Commissioner)
  (iii) Dr. Michael Gardosh (Newly appointed Petroleum Commissioner)
(iv) Dr. Victor Bariudin (Senior Coordinator of Oil & Gas Production at the Ministry of National Infrastructures)
(v) Dr. Yehezkel Druckman (Zion Board member and former Petroleum Commissioner)
(vi) Bill Ottaviani (Zion Board member, President and Chief Operating Officer)
(vii) Victor Carrillo (Zion Board member and Executive Vice President)
(viii) John Brown (Zion's Founder and Chairman of the Board)

Drilling Operations at the Ma'anit-Joseph #3 Wellsite

In the previous update, we reported that we were attempting to kick-off (start drilling) the new sidetrack well following cementing operations in the first sidetracked well.  Shortly after issuing the last update, we were successful in kicking-off the new sidetrack and commenced drilling at a depth of 13,672 feet (4,167 meters).

Following kick-off operations, we have been steadily directionally drilling the new sidetracked well and as of today, Friday, May 13, 2011, we have reached a total measured depth of 15,637 feet (4,766 meters).

Our target drill depth remains at approximately 19,360 feet (5,900 meters) in the Permian geologic layer.  Based on current projections and barring any unforeseen complications, we should reach this depth towards the end of June.  At that time we will acquire and assess open hole log data about the Permian formation to determine if we should run casing and perform production testing operations.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion and Shalom from Israel.

Richard Rinberg

CEO of Zion Oil & Gas, Inc.
www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com) at: Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231. Tel: 1-214-221-4610